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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            FORWARD INDUSTRIES, INC.


               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                               -------------------

    FIRST: The name of the corporation is Forward Industries, Inc. (the "Company"). The name under which the Company was formed is "Progress Heat Sealing Co., Inc."

    SECOND: The Certificate of Incorporation of the Company was filed by the Department of State on March 6, 1961.

    THIRD: The Certificate of Incorporation, as heretofore amended, is hereby amended or changed to (i) increase the authorized number of shares of common stock, $.01 par value, which the Company shall have authority to issue from 10,000,000 shares to 40,000,000 shares, and (ii) create a series of preferred stock, $.01 par value, of which the Company shall have authority to issue 4,000,000 shares.

    FOURTH: To accomplish the foregoing, paragraph THIRD of the Certificate of Incorporation of the Company, relating to the aggregate number of shares of capital stock which the Company is authorized to issue, is hereby amended to read as follows:

         THIRD: The aggregate number of shares which the Corporation shall have authority to issue is forty four million (44,000,000), $.01 par value per share, of which four million (4,000,000) shall be designated "preferred stock" and forty million (40,000,000) shall be designated "common stock".

         Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences, and limitations, of such series, to the full extent now or hereafter permitted by the laws of the State of New York.

                                     III-VII

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    FIFTH: The amendment to the Certificate of Incorporation of the Corporation
herein provided was authorized by the unanimous written consent of the Board of Directors of the Company on January 13, 1997, followed by the vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the Company entitled to vote at a duly called meeting thereof held on August 7, 1997.

    IN WITNESS WHEREOF, we have subscribed this document on the date set forth below, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated:   August 8, 1997.


                                            /s/ Theodore H. Schiffman
                                            -----------------------------------
                                            Theodore H. Schiffman,
                                            Chairman of Board

Verified:

/s/ Stephen Schiffman
-----------------------------
Stephen Schiffman,
Secretary